Exhibit 10.1

MASTER

SERVICES

AGREEMENT

between

LONZA BIOLOGICS TUAS PTE LTD

and

OMEROS CORPORATION

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THIS AGREEMENT is made on the 28th day of July 2019 (the “Effective Date”)

BETWEEN

1. LONZA BIOLOGICS TUAS PTE LTD, of 35 Tuas South Ave 6, SG Singapore 637377 (“Lonza”) and

2. OMEROS CORPORATION, of 201 Elliott Avenue West, Seattle, WA 98119, USA (“Omeros”).

Omeros and Lonza are hereinafter also collectively referred to as the “Parties” and each individually also as a “Party”.

WHEREAS

A. Omeros is the proprietor of the human IgG known as narsoplimab (OMS721), an antibody that binds to and inhibits MASP-2; and

B. Lonza and its Affiliates have the expertise in the production of monoclonal antibodies for therapeutic use;

C. Omeros wishes to contract Lonza for the Launch and commercial supply of narsoplimab and for related support Services, as described in this Agreement; and

D. Lonza is prepared to perform such Services for Omeros on the terms and conditions set out herein.

NOW IT IS AGREED AS FOLLOWS:

1. Definitions and Interpretation

The following terms shall have the following meanings unless the context requires otherwise:

“Affiliate”	means any Company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party to this Agreement.
“Agreement”	means this agreement incorporating all Appendices and Schedules as amended or varied from time to time by written agreement of the Parties.
“Applicable Laws”

means all applicable laws, including relevant federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities in the Territory hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority, Food and Drug Administration (FDA) and EMA (European Medicines Agency) and all applicable cGMP together with amendments thereto, all of the clauses required to be inserted into this Agreement as set forth in U.S. Federal Acquisition Regulations (FAR) 52.244-6 that are applicable to Lonza for Manufacturing Services at the Facility, which shall be deemed to be inserted herein,  and the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010.

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“Approval”

means marketing approval by the FDA or the EMA, of Product manufactured at the Facility for commercial supply and the date of first Approval shall be the date on which the earliest of these approvals occurs (hereinafter “First Approval"), but excludes any authorizations for limited distribution, use or sale of Product on an early access, expanded access or compassionate use basis in advance of authorization to broadly market the Product.

“Batch”

means the total Product obtained from one (1) fermentation and associated purification using the Process, which fermentation and purification will be carried out in accordance with cGMP unless otherwise agreed and specified in a SOW.

“Binding Order”	has the meaning given to it in Clause 6 3.2.
“Biosimilar”	means [***].
“Campaign”	means a series of cGMP Batches at the Facility.
"Cell Line"	means the Omeros Cell Line used by Lonza to express Product specified in Specifications Document, and any clones or derivatives thereof.

For the purposes of this Agreement, "Omeros Cell Line" means a cell line provided by Omeros and any clones or derivatives thereof, used by Lonza to express Product specified in the Specifications Document.

“Certificate of Analysis”	means a document prepared by Lonza listing and certifying the tests performed by Lonza or approved external laboratories, the Specifications and test results.
“Certificate of Compliance”

means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number, and concentration of Product in such Batch, (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and, unless otherwise specified in a SOW for development work, cGMP.

“cGMP”

means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, 2003/94/EC, as amended, and 2001/83/EC, as amended.  For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents as will be further detailed in the Quality Agreement (as such term is defined in Clause 2.14 herein).

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“cGMP Product”

means Product that is required under this Agreement or a SOW to be manufactured in accordance with cGMP; for purposes of clarity, all Product manufactured under this Agreement or a SOW shall be manufactured under cGMP unless expressly agreed otherwise in a SOW for development work.

“Commencement Date”	means the date of removal of the vial of cells from frozen storage for the production of a Batch.
“Competing Contract Manufacturer”

shall mean any Third Party who, together with its Affiliates, undertakes or performs more than fifty per cent (50%) of their business as a Third Party manufacturer of monoclonal antibodies and/or therapeutic proteins or any product of a similar nature to which this Agreement relates.

“Control”	means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.
“Development Agreement”	means the Master Services Agreement between the Parties dated 1 October 2015 and as subsequently amended, inclusive of the Reservation Letter dated 11 August 2017.
“Deliver”, “Delivered” or “Delivery”	has the meaning given to it in Clause 5.
“Extension Term”	has the meaning given to it in Clause 12.1.1.
"External Laboratories"

means any Third Party instructed by Lonza, only with Omeros’ advance written consent, to conduct activities required to complete the Services, including but not limited to, third parties that synthesise DNA or perform tests on the Cell Line, Product or materials derived therefrom.

“Facility”	means Lonza’s manufacturing facilities in [***], or such other Lonza facility as may be mutually agreed upon in writing.
“Failure Notice”	has the meaning given to it in Clause 5.9.
“Forecast”	has the meaning given in to it in Clause 6.2.1.
“Latent Defect”

means a defect which may be present at Delivery but which cannot be detected at the time of inspection as specified in Clause 5.9 despite diligent inspection by Omeros and which is directly attributable to a breach of Lonza’s obligations under this Agreement. Latent Defect shall exclude any failures due to mishandling, improper storage or contamination of the Product by Omeros or Third Parties after Delivery by Lonza.

“Launch”

means and shall be deemed to occur at such time that (i) the First Approval has been obtained and (ii) the Product has been shipped for commercial sale by or on behalf of Omeros to a wholesaler or hospital. Omeros shall provide notice of such shipment to a wholesaler or hospital in writing to Lonza (such notice not to be unreasonably delayed).  For the avoidance of doubt, Launch excludes any shipment or sale of Product pursuant to authorizations

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for use, distribution or sale of Product on an early access, expanded access or compassionate use basis.
“Intellectual Property”

means all patents, copyright, rights in designs, know-how, trade secrets, and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Initial Term”	has the meaning given to it in Clause 12.1.
“IP-Respecting Entity”	means[***].
"Lonza Know-How"

means all technical and other information relating directly or indirectly, to the Process and/or the performance of the Services known to Lonza from time to time other than Omeros Information and information in the public domain.

"Lonza Patent Rights"

means all inventions, patents and patent applications of any kind throughout the world relating to the Process which from time to time Lonza is the owner of or is entitled to use, which for purposes of clarity shall not include inventions, patents and patent applications related to the Process to the extent specific to the Product and not generally applicable to other products.

“Master Batch Record”

means the document, proposed by Lonza and approved by Omeros, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.

“Minimum Campaign”	has the meaning given to it in Clause 6 1.1.
“Minimum Exclusivity”	has the meaning given to it in Clause 4.5.
“Minimum Order”	has the meaning given to it in Clause 6 1.2.
“New General Intellectual Property”	has the meaning given to it in Clause 8.2.
“New Omeros Intellectual Property”	has the meaning given to it in Clause 8.3.
"Omeros Information"

means all technical and other information that was not known to Lonza independently of Omeros and this Agreement, or that is generated by Lonza for Omeros during the performance of Services under this Agreement, relating to the Product, the Omeros Cell Line, to the extent specific to the Product, from time to time supplied by Omeros to Lonza or generated by Lonza during the term of this Agreement and excluding any  Lonza Know-How, Lonza Patent Rights and New General Application Intellectual Property.

"Omeros Materials"

means the materials supplied by Omeros to Lonza (if any) and identified as such in a Specifications Document hereto or any SOW or otherwise demonstrated by substantial written evidence to have been provided by Omeros.

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“Omeros Patent Rights”

means all inventions, patents and patent applications of any kind throughout the world relating to the Product and improvements or modifications thereof, the Omeros Cell Line and improvements or modifications thereof, the Process to the extent specific to the Product, excluding the Lonza Patent Rights, or Lonza Know-How and New General Application Intellectual Property.

"Price"	means the price specified in (i) a SOW for the Services other than Batch manufacture or (ii) a Binding Order in accordance with Schedule 1 for manufacture of Batches.
"Process"	means the production process for the manufacture of the Product from the Cell Line, including any improvements or modifications thereto from time to time.

For the purposes of this Agreement, "Omeros Process" means a Process provided by Omeros for the production of the Product from the Omeros Cell Line, inclusive of adaptations of such process by Lonza to substitute animal components (e.g., amino acids) with non-animal components, and shall, to the extent applicable, be subject to Clause 8.4 below, and "Lonza Process" means a Process provided by or developed by Lonza for the production of Product from the Omeros Cell Line using inter alia Lonza-proprietary media and feeds.

"Product"

means Omeros’ proprietary narsoplimab (OMS721) antibody to MASP-2 product manufactured using the Process (including any test sample thereof), particulars of which are set out in the Specifications Document and includes all derivatives thereof.

“Proprietary Feed License”	has the meaning given to it in Clause 2.8.
“Purchase Order”	means a purchase order placed by Omeros for the production and delivery of Batches or other Services.
“Quality Agreement”	has the meaning given to it in Clause 2.12.
“Raw Materials”	means those materials procured by Lonza and including those filters and other consumables as required and used by Lonza in the production of the Product at the Facility.
“Raw Materials Fee”

means the procurement and handling fee of [***] of the acquisition cost of Raw Materials by Lonza that is charged to Omeros in addition to the cost of such Raw Materials (excluding Resins, which are not subject to a handling fee).

“Recall”	has the meaning given to it in Clause 5.13.
“Regulatory Authority(ies)”	means the FDA, EMA, European national regulatory authorities, and any other similar regulatory authorities as may be agreed upon in writing by the Parties.
“Release”	has the meaning given to it in Clause 5.1.
"Resins"	means the purification Resins, UF membranes and any other materials that are used across multiple Batches as part of the provision of Services.

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"Services"

means all or any part of the services performed by Lonza (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, Processing and sample and bulk production of the Product), particulars of which are set out in one or more SOWs.

"Specifications"	means all written requirements, standards, quality control testing and other data for Product, particulars of which are set out in Specifications Document.
“Specifications Document”

means the mutually agreed document setting out the requirements, standards, quality control testing and other parameters for the Product, as may be amended from time to time by written agreement of the Parties.

“Statement of Work” and SOW”

means a document setting out particular Services to be performed, including a description of the Services to be performed, any agreed Price and terms of payment for the Services to be performed, and any changes or additions to previously agreed Specifications, which shall be incorporated into this Agreement upon execution by authorized representatives of each Party. In the event of any conflict between the provisions of this Agreement and the provisions of any SOW, the provisions of this Agreement shall control except to the extent that specific terms are expressly indicated in a SOW as superseding terms of this Agreement.

“Supply Failure”	has the meaning given to it in Clause 6 6.1.
“Term”	has the meaning given to it in Clause 12.1.
“Termination Fee”	means the fees payable on termination in accordance with Clause 12.6.
"Terms of Payment"

means the terms of payment specified in this Agreement with respect to Purchase Orders for Batches and the terms of payment specified in a SOW for other Services. In the event of a conflict between the provisions of this Agreement and the provisions of any Purchase Order or SOW, the provisions of this Agreement shall control.

“Territory”

means [***] and any other additional territory(ies) for which Omeros provides Lonza with reasonable prior written notice and subject to Lonza’s agreement that it can support such additional territory(ies) (such agreement not to be unreasonably withheld).

“Third Party”	means any party other than Omeros, Lonza and their respective Affiliates.

References to the singular number include the plural and vice versa, references to Clauses and Schedules are references to clauses and schedules to this Agreement.

2. Provision of the Services

2.1 (a)    Lonza shall itself and through its Affiliates, diligently carry out the Services as provided in this Agreement and each SOW, and shall use reasonable endeavours to perform the Services without defect and according to the estimated timelines as set forth in this Agreement and each applicable SOW or Binding Order. Lonza will, in accordance with the terms of this Agreement and the Quality Agreement, manufacture at the Facility and Release to Customer, cGMP Batches that comply with the Master Batch Record, cGMP and the Specifications, and provide a corresponding Certificate of Analysis and Certificate of Compliance for each such cGMP Batch.

2.1 (b)   Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement. Lonza may subcontract or delegate any portion of the Services under this Agreement to a Third Party analytical laboratory or other Third Party only with Omeros’ advance written approval, not to be unreasonably withheld; provided, that any such subcontracted Third Party shall be subject to the same obligations and other provisions contained in this Agreement and any applicable SOW or Binding Order and Lonza shall be responsible for such

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subcontracted services, unless such subcontracted Third Party has been selected by Omeros, in which case Lonza shall not be responsible for such subcontracted services.

2.2         Lonza shall manufacture cGMP Product in accordance with the Master Batch Record to meet the Specifications using the Omeros Cell Line, provided that there shall be no such obligation to meet the Specifications in respect of the [***] cGMP Batch manufactured following any material change in the Process agreed to or requested by Omeros in writing, provided, however, that in such cases Lonza shall still be required to use commercially reasonable efforts to meet the Specifications and shall still comply with all Applicable Laws and Lonza’s standard operating procedures.

2.3         The quantities of Product for Delivery set out in Purchase Orders are estimates only, which quantities Lonza shall use commercially reasonable efforts to meet. Promptly following First  Approval and the manufacture of  the [***] cGMP Batch manufactured on or after [***] by Lonza for Omeros at each facility at which Lonza manufactures Batches for Omeros, (not including batches manufactured under the Development Agreement or other development batches), and taking into account sampling from Batches, the Parties shall mutually determine and agree in writing on target yield quantities and an acceptable range of yield for future cGMP Batches along with associated pricing adjustments.

2.4         Without prejudice to Lonza’s obligations under Clauses 2.1 and 2.2, Omeros shall be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance or late delivery to the extent specified within this Agreement.

2.5         Lonza shall perform the Services in compliance with this Agreement, the applicable SOW, all Applicable Laws and Lonza’s standard operating procedures applicable to the Services.

2.6         Lonza shall not use the Cell Line, the Omeros Process, Omeros Patent Rights, Omeros Materials or Omeros Information (or any part thereof) [***] for any purpose other than the performance of the Services for Omeros under this Agreement. [***].

2.7          Lonza shall:

(a) at all times use commercially reasonable efforts to keep the Cell Line, the Omeros Information and/or Omeros Materials secure and safe from loss and damage in a commercially reasonable manner that is as rigorous as such manner as Lonza stores its own material of similar nature;

(b) not part with possession of the Cell Line and/or Omeros Materials or the Product or the Omeros Information, save for the purpose of activities at the authorized External Laboratories or as otherwise authorised in writing by Omeros; and

(c) ensure that all External Laboratories are subject to obligations of confidence substantially in the form of those obligations of confidence imposed on Lonza under this Agreement.

2.8         Omeros acknowledges and agrees that this Agreement is entered into so that Lonza can provide the Services based on the options provided below:

(a)  Omeros Cell Line and Lonza Process.

Lonza shall provide notice to Omeros, and obtain Omeros’ consent, prior to the incorporation into the Product or the Process of a material or process that would require a license from Lonza or a Third Party, which notice shall include the proposed license terms for such new material or process applicable to technology transfer in accordance with Clause 12.8  but which, in the case of any new material or process that requires a license from Lonza rather than a Third Party, such license shall be royalty free for the Process during the Term of this Agreement, but Omeros acknowledges that the terms of any license with any such Third Party shall be subject to terms and price to be agreed between Omeros and such Third Party..  If Omeros consents to such terms, the material or process may be incorporated into the Product or the Process; if Omeros does not consent to such terms, Lonza shall continue to manufacture the Product using the Process without such incorporation. Omeros shall have the option to purchase Lonza’s proprietary media and feeds from Lonza or a Third Party supplier. Lonza agrees that it shall make available to Omeros a license for purchase of Lonza’s proprietary feeds from Third Party suppliers or Lonza and to use the Lonza Process in connection with nonclinical and in vivo human clinical research and development, manufacture, marketing and sales and commercialization purposes (a “Proprietary Feed License”).  For current and any future media and feeds, the Proprietary Feed License shall be fully paid up and subject always to Clause 12.8, no royalties or other compensation owed other than as may be charged by Third Party media and feed suppliers for supply of such current media and feeds.  The Proprietary Feed License for any future media and feeds incorporated into the Process after approval by Omeros will be provided on these same terms to the extent that Lonza is able to so provide such terms.  The option to purchase proprietary feeds and the Proprietary Feed License shall be assignable by Omeros to a Third Party which is an IP-Respecting Entity.

(b)  Omeros Cell Line and Omeros Process.

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Where the Cell Line is the Omeros Cell Line and Product is produced using the Omeros Process, Lonza acknowledges that, other than as conveyed to Omeros under Clause 8.4 herein, no license shall be required from Lonza for Omeros to exploit the Omeros Cell Line, the Omeros Process or the Product provided that no New General Application Intellectual Property has been applied by Lonza in the Omeros Process other than as provided under Clause 8.4 herein. Subject to the foregoing provision, Omeros shall also have the option to purchase Lonza’s proprietary media and feeds from Lonza or a Third Party supplier and use such media and feeds to modify the Omeros Process. Omeros shall have the right to require a technology transfer in accordance with Clause 12.8. The option to purchase proprietary feeds and the Proprietary Feed License shall be assignable by Omeros to a Third Party which is an IP-Respecting Entity.

2.9         Unless otherwise agreed by the parties in writing or specified in the applicable SOW, Lonza shall provide all supplies (other than the materials as provided for in any SOW) and standard processing and manufacturing equipment needed for completion of the Services, at its sole cost and expense unless otherwise provided for in a SOW (including, without limitation, shipping costs in connection with such supplies and equipment). All Omeros-specific supplies and Omeros-dedicated equipment shall be specified in the SOW and shall be purchased at Omeros’ reasonable cost and expense.

2.10       At Lonza’s expense, Lonza shall be responsible for destruction of any and all waste, including hazardous waste, including, without limitation, rejected Product, in accordance with the Applicable Laws.  Provided, however, the destruction by Lonza of any Resins owned by Omeros shall be at Omeros’ request and expense.

2.11       Lonza shall, at its own cost and expense, with a reputable and solvent insurance provider, obtain and maintain in full force and effect the following insurance during the Term: (a) commercial general liability insurance with a per-claim limit of not less than [***] USD; and (b) products and completed operations liability insurance with a per-occurrence limit of not less than [***] USD and an annual aggregate limit of not less than (i)  [***] USD prior to Launch and (ii)  not less than [***] USD after Launch. Lonza shall supply Omeros with a copy of the certificate of insurance upon reasonable request and shall not terminate or materially decrease the level of coverage of such policies during the Term of this Agreement.

2.12       The Parties shall enter into a separate quality agreement (the “Quality Agreement”) to define their responsibilities in relation to the disposition of the Product.  In the event of any conflict between the terms of this Agreement and the terms of the Quality Agreement, the terms of the Quality Agreement shall control in relation to the disposition of the Product and this Agreement shall control all other aspects.

2.13       Omeros shall be permitted to have, at no additional cost, one (1) employee or contracted representative at the Facility as reasonably requested by Omeros, at any time during the Process for the purpose of observing, reporting on, and consulting as to the performance of the Services. Such employee or contracted representative shall be subject to abide by confidentiality obligations as set forth herein and Lonza’s customary practices and operating procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza’s employees at the Facility.

2.14       Lonza reserves the right to initiate any and all required investigational work, such as that related to out of Specification (“OOS”) investigations as set out further under a separate Quality Agreement.  Lonza will inform Omeros of such investigational work as soon as reasonably practicable.  Lonza will seek Omeros’ approval prior to beginning such investigational work if any costs would be incurred in connection with such work would be chargeable to Omeros at Lonza’s standard rates.

2.15       Raw Materials. Lonza shall procure all required Raw Materials other than those raw materials that are Omeros Materials.  Omeros shall be responsible for payment of Raw Materials irrevocably committed to be procured by Lonza under a Binding Order hereunder that are not (as reasonably determined by Lonza) returnable or useable for other customers.

2.16       For any regulatory support services for Approval of the Product in each Territory that Omeros requests, the cost of any such regulatory support will be paid for by Omeros in accordance with Schedule 1 to this Agreement.

3.  Scale Up Within Lonza Network

In the event that the Parties agree to transfer the manufacture of Product to a larger scale at the same Facility or such alternate Lonza facility as may be mutually agreed to meet the supply requirements, then the cost of transferring the manufacture of the Product to the larger scale or from the Facility to such other Lonza facility will be agreed in good faith between the Parties by way of an amendment to this Agreement, with manufacturing at such larger scale or at such other Lonza facility to be undertaken under the terms of this Agreement, amended solely as may be necessary to address such transfer and incorporate applicable adjustments to Batch pricing.

4. Omeros Obligations

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4.1         Omeros has supplied to Lonza the Omeros Information, together with full details of any known hazards relating to the Omeros Cell Line, if applicable, and/or Omeros Materials, their storage and use. Title to the Omeros Cell Line and/or Omeros Materials and/or Omeros Information supplied to Lonza is and shall remain vested in Omeros.

4.2         Omeros shall pay the Price set out in each SOW for provision of the Services other than Batch manufacture performed in accordance with this Agreement or in accordance with Schedule 1  for Batches manufactured under this Agreement, as set out in each Binding Order, together with any additional costs and expenses that fall due under this Agreement in accordance with the Terms of Payment.

4.3         Omeros hereby grants Lonza the non-exclusive right to use the Omeros Cell Line, the Omeros Materials and the Omeros Information for the sole purpose of performing the Services in accordance with this Agreement.

4.4         Omeros shall, at its own cost and expense, obtain and maintain in full force and effect products liability insurance with a reputable and solvent insurance provider with a per occurrence limit of not less than [***] USD and an annual aggregate limit of not less than (i)  [***] USD prior to Launch and (ii)  not less than [***] USD following Launch. Omeros shall supply Lonza with a copy of the certificate of insurance upon reasonable request and shall not terminate or materially decrease the level of cover of such policy during the Term of this Agreement.

4.5         During the Term of the Agreement, Omeros and Lonza intend Lonza to be the supplier of a minimum of [***]% of Omeros’ requirements for Product sold by Omeros or its Affiliates, to customers, to distributors, or commercial partners  (“Minimum Exclusivity”),  as measured on [***] sales (i.e., [***]),  over any [***] calendar year period following Launch. [***].

5. Delivery, Transportation of Product and Omeros Tests

5.1         Product shall be Delivered EXW (ex-works) (as defined by Incoterms 2010) Lonza’s Facility which means (a) Delivery shall occur when Lonza places Product, packaged for transport in accordance with the Specifications, at the disposal of Omeros at Lonza’s premises (not cleared for export and not loaded onto a carrier’s vehicle) and (b) risk and title to Product shall pass to Omeros upon Delivery (“Deliver,” “Delivery,” or “Delivered,” as appropriate); provided, however, that Lonza shall remain responsible for storage of Product in accordance with the Specifications until Product is loaded into a carrier’s vehicle and shall remain liable for any damage or loss of Product due to improper storage during this time period. Subject to Clause 5.2, Lonza shall deliver to Omeros the signed Certificate of Analysis and a completed Certificate of Compliance not later than the date of Delivery (“Release”). Transportation of Product packaged in accordance with the Specifications, whether or not under any arrangements made by Lonza on behalf of Omeros, shall be made at the sole risk and expense of Omeros. Lonza shall provide such deliverables in accordance with the shipping and packaging instructions set forth in the Specifications or applicable SOW or as otherwise provided in advance by Omeros and agreed to by Lonza and shall provide all necessary supporting shipping information.

5.2         At Omeros’ request and subject to the agreement of both parties, Lonza will Deliver Product in quarantine prior to delivery of the Certificate of Analysis. Such request shall be accompanied by Omeros’ written acknowledgement that the Product has been Delivered without the transmittal to Omeros of a Certificate of Analysis, that accordingly the Product cannot be administered to humans until transmittal of the Certificate of Analysis, and that Omeros nevertheless accepts full risk of loss, title and ownership of the Product. The Delivery of Product in quarantine shall be subject to such testing requirements as Lonza may reasonably require, and the forty-five (45) day period referred to in Clause 5.9 shall run from the Release of Product Delivered to Omeros.

5.3         Lonza or any subcontracted Third Party that performs testing on behalf of Lonza shall perform quality control tests in accordance with the Quality Agreement and as necessary to ensure that each Batch of Product is produced in accordance with and conforms to the Specifications and all Applicable Laws, including cGMP when applicable. All quality control test results, raw data associated with these test results and copies thereof, including notebook entries, generated by or at Lonza or by or at any subcontracted Third Party analytical laboratory,  shall be made available to Omeros upon written request of Omeros at Lonza’s Facility to the extent that such information is specific to Lonza’s Facility or such subcontracted Third Party’s facility. Lonza shall provide Omeros with timely access to properly completed copies of batch records for such Batch, prepared in accordance with the Master Batch Record, Specifications and Applicable Laws, which shall accurately reflect in all material respects the processes and procedures followed by Lonza in Processing Product.

5.4         Unless otherwise agreed, Lonza shall package and label Product for Delivery in accordance with its standard operating procedures, the Master Batch Record and the Specifications. It shall be the responsibility of Omeros to inform Lonza in writing in advance of any special packaging and labelling requirements for Product. All reasonable additional costs and expenses of whatever nature to be incurred by Lonza in complying with such special requirements shall be agreed to in advance with Omeros and then charged to Omeros in addition to the Price.

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5.5         If requested in writing by Omeros, Lonza will (acting as agent for Omeros for such purpose) arrange for insurance of Product whilst held by Lonza after Delivery (awaiting transportation) for a maximum of fourteen (14) days on terms equivalent to those under which Lonza insures product prior to Delivery. All additional costs and expenses of whatever nature incurred by Lonza in arranging such insurance shall be charged to Omeros in addition to the Price.

5.6         If requested in writing by Omeros, Lonza will (acting as agent of Omeros for such purpose) arrange the transportation of Product from Lonza’s premises to the destination indicated by Omeros together with insurance coverage for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by Lonza in arranging such transportation and insurance shall be charged to Omeros in addition to the Price.

5.7         Where Lonza has made arrangements for the transportation of Product, Omeros or its Third Party designee shall diligently examine the Product for transportation damage as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

(a) visible damage to or total or partial loss of Product in transit shall be given in writing to Lonza and the carrier within three (3) working days of receipt by Omeros; or

(b) non-delivery shall be given in writing to Lonza within ten (10) days after the date of Lonza’s despatch notice, which despatch notice shall be e-mailed contemporaneously with shipment to an Omeros project manager designated by Omeros.

5.8         Omeros shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by Lonza to Omeros. Lonza shall offer Omeros all reasonable assistance (at the cost and expense of Omeros) in pursuing any claims arising out of the transportation of Product.

5.9         Promptly following receipt of Product or any sample thereof, Omeros may carry out any of the tests outlined or referred to in the Specifications or any SOW. Subject to Clause 2.2, if such tests show that the Product fails to meet Specifications, then Omeros shall provide Lonza written notice thereof (“Failure Notice”) within forty-five (45) days from the date of Release and shall, upon Lonza’s request and with Omeros’ agreement, return such Product to Lonza’s premises for further testing (at Lonza’s cost and expense if the Product is shown to fail to meet Specifications and such failure is due (in whole or in part) to the acts of omissions of Lonza). In the absence of such Failure Notice, Product shall be deemed to have been accepted by Omeros as meeting Specifications.

Subject to Clause 2.2, if a  Batch fails to meet the Specification prior to Delivery, or if Omeros has reasonably demonstrated to Lonza that Product that has been Delivered fails to meet Specification and that such failure is not due (in whole or in part) to acts or omissions of Omeros or any Third Party after Delivery, Lonza shall propose to Omeros a schedule for manufacture and Delivery of a  replacement for the failed Batch. Omeros may accept or reject the proposed replacement schedule of any failed Batch.  If Omeros accepts the proposed replacement schedule of any failed Batch, then Lonza shall Process and Deliver the replacement Batch in accordance with the agreed replacement schedule, and following Delivery, Omeros shall pay Lonza the remaining [***] of the Batch Price (taking into account the [***] payment already made by Omeros in respect of the failed Batch), provided, however, that if the agreed scheduled thaw date for the replacement Batch is later than [***] months after the scheduled Commencement Date of the original failed Batch, Lonza shall if requested by Omeros refund the initial [***] payment already made by Omeros and reinvoice Omeros for such payment to be made upon the rescheduled Commencement Date. If Omeros rejects the proposed replacement of any failed Batch, then Lonza shall issue a credit or, if requested by Omeros, pay a refund to Omeros for the amount of the Price previously paid that relates to the production of such failed Batch. In the event that Lonza is required to replace such Product, Lonza shall use all reasonable endeavours to do so with the minimum delay having regard to its commitments to third parties in the timing of such replacement. Omeros shall notify Lonza of any Latent Defect immediately upon discovery. Lonza shall be responsible for Latent Defects which are directly attributable to Lonza’s breach of obligations under this Agreement and Omeros shall have the same remedies available to it hereunder.

5.10       Subject to Clause 2.2, if there is any dispute concerning (i) whether Product fails to comply with Specifications or cGMP or (ii) whether such failure is due (in whole or in part) to acts or omissions of Omeros or any Third Party after Delivery, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between Lonza and Omeros. The costs of such independent expert shall be borne equally between Lonza and Omeros. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both Lonza and Omeros.

5.11       Except as otherwise expressly set forth in this Agreement, the provisions of Clauses 2.4, 5.9 and 5.10 shall be the sole remedy available to Omeros in respect of Product that fails to meet Specification.

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5.12       Following completion of each Batch of Product retained samples will be stored at Lonza’s Facility in accordance with the Applicable Laws, the Master Batch Record and any instructions set forth in a SOW, including for the time period of any stability study to be performed in accordance with any SOW.  After the expiration of any minimum hold periods required by the Applicable Laws and/or any SOW, Lonza will notify Omeros in writing if it intends to dispose of specified samples, at Omeros’ reasonable cost, unless written instructions have been provided by Omeros to Lonza within thirty (30) days of Omeros’ receipt of such disposal notice to return samples to Omeros or a Third Party designee at Omeros’ reasonable cost.  Lonza will return unused Omeros Materials to Omeros within ninety (90) days of the termination of the relevant SOW, at Omeros’ reasonable cost, unless prior written instructions have been provided by Omeros to dispose of such materials at Omeros’ reasonable cost.  Lonza will store Omeros Materials free of charge during the term of the applicable SOW and for thirty (30) days thereafter.

5.13       If a Regulatory Authority orders or requires the recall of any Product supplied hereunder or if Omeros or Lonza believes a recall, field alert, biological product deviation, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, the Party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other Party in writing.  With respect to any Recall, Lonza shall provide all necessary cooperation and assistance to Omeros. The cost of any Recall shall be borne by Omeros, and Omeros shall reimburse Lonza for reasonable expenses incurred in connection with any Recall, except to the extent such Recall is caused by (A) Lonza’s negligence in which case Lonza’s liability for such Recall costs and reasonable expenses is the Price charged for the recalled Product or (B) Lonza’s gross negligence or willful misconduct, in which case Lonza’s liability for such Recall costs and expenses shall not be limited. For purposes of clarification, Recall costs and reasonable expenses shall include, without limitation, notification to customers, Product retrieval, Product destruction, recall-related regulatory submissions, shipping and taxes.  In the event that a Product is Recalled or Omeros is required to disseminate information relating to Product covered by this Agreement, Omeros shall so notify Lonza within a reasonable time so as to enable Lonza to provide Omeros with such assistance in connection with such Recall as may reasonably be requested by Omeros.  Lonza will comply with all such reasonable requests from Omeros.  Omeros shall handle exclusively the organization and implementation of all Recalls of Products. Any such Recall shall be implemented and administered in a manner that is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable Regulatory Authority and, to the extent consistent, accepted trade practices.

6.  Minimum Order, Forecasting, Ordering, Rescheduling,  Cancellation,  and Supply Failure

6.1         Minimum Order

6.1.1      Minimum Campaign Size.  The minimum Campaign size shall be [***] Batches (“Minimum Campaign”).

6.1.2      Minimum Order.  Commencing from the [***] of the [***] following Launch, Omeros commits to order and Lonza commits to supply not less than [***] Batches per calendar year (“Minimum Order”).  For purposes of illustration only,  the following is an example of the calculation for commencement of the Minimum Order: If Launch occurs on [***], then Omeros’ commitment to the Minimum Order begins for the calendar year commencing [***].

6.2         Forecasting for Batches

6.2.1      Forecast.  Omeros shall provide to Lonza, in writing, a rolling [***] forecast, based on desired Delivery date,  of the number of Batches to be ordered in each calendar year.  The forecast shall be updated [***] by Omeros  (e.g., each [***])  and is non-binding (the “Forecast”).

6.2.2      Forecast Response.  No later than [***]  following Lonza’s receipt of a Forecast, Lonza shall respond to each Forecast (“Forecast Response”) with a written schedule to Omeros of whether it has (as of the date of receipt of the Forecast) capacity available to manufacture the number of Batches  Forecasted therein, and shall provide Omeros with an estimated production schedule showing the estimated Commencement Date and Delivery date of such Batches.  Lonza shall schedule all Batches for manufacture in each calendar year as [***], unless otherwise requested by Omeros in the Forecast; provided, however, that, at its option, Omeros shall have the right to split annual aggregate orders of [***] or more Batches into [***] Campaigns, each at least as large as the Minimum Campaign size. If [***] Batches during a calendar year are split into [***] Campaigns at Omeros’ request, the Batch Price shall be determined based on the size of the [***] Campaigns.  If [***] Batches during a calendar year are split into [***] Campaigns by Lonza and not in response to a request by Omeros, the Batch Price shall be determined based on the aggregate number of Batches ordered in the Binding Order.

6.2.3      [***].

6.3          Purchase Orders

6.3.1      Omeros shall issue a Purchase Order for any Batches it wishes to order in accordance with the Lonza Forecast Response no later than [***] prior to the Commencement Date of each Campaign.

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6.3.2      Lonza shall confirm the Commencement Date(s),  Delivery date(s) and number of Batches to be Delivered to Omeros as set out in each Purchase Order within [***] of receipt from Omeros of the relevant Purchase Order. Upon acceptance of each Purchase Order from Lonza, it will then be regarded by the Parties as a binding order (“Binding Order”).  Any Commencement Date or Delivery date set forth in Lonza’s written confirmation of a Purchase Order shall be an estimated date only,  provided that the estimated Commencement Date or Delivery date for a Batch by Lonza is no earlier or no later than [***] from Lonza’s most recent Forecast Response.

6.3.3      Omeros may request to add additional Batches into an existing Campaign under a Purchase Order with less than [***] prior notice and Lonza shall determine and notify Omeros within [***] of such request whether such additional Batches can be accommodated into that Campaign,  creating a Binding Order if accepted by Lonza.  For clarity, Lonza shall have no obligation to accept Purchase Orders for any requested additional Batches, or to reserve capacity prior to accepting such requested Purchase Orders.

6.3.4      Unless otherwise permitted by Lonza in its discretion, Omeros shall issue Purchase Orders for any Services other than Batch manufacture no later than [***] prior to the commencement of each of the Services or such earlier time as reasonably requested by Lonza.

6.3.4      Any additional or inconsistent terms or conditions of any Omeros-issued Purchase Orders, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected, unless specifically acknowledged and accepted by Lonza.

6.4         Rescheduling

6.4.1      Lonza shall have the right to reschedule the Commencement Date and Delivery Date of any Batch or Campaign under Binding Order upon reasonable prior written notice to Omeros, delivered as soon as reasonably practicable following Lonza’s determination that it wishes to reschedule a Batch or Campaign; provided, that the rescheduled Commencement Date and Delivery Date is no earlier or no later than ninety (90) days from the Commencement Date and Release Date originally estimated at the time of Lonza’s confirmation of the Binding Order, and that any such Batches that are delayed by Lonza into a subsequent calendar year, shall count towards Omeros’ annual total for the originally scheduled calendar year for purposes of the Minimum Campaign or Minimum Order, as applicable.

6.4.2      Omeros shall have the right to request to reschedule any Batch or Campaign upon prior written notice to Lonza.  Lonza shall use commercially reasonable efforts to accommodate such reschedule request from Omeros wherever possible, but whilst observing its contractual commitments of other customers.  [***] Omeros acknowledges that any such rescheduling request may not be fulfilled by Lonza.

6.5         Cancellation of a Batch under Binding Order

6.5.1      Omeros shall notify Lonza of any Batches (the Binding Order for which has been confirmed) that it wishes to cancel. Lonza shall use commercially reasonable efforts to try and secure a replacement batch for a new project, whilst observing its contractual commitments of other customers.

6.5.2      If Lonza is unable to resell the cancelled Batch(es), Omeros shall pay [***] of the Batch Price for each Batch cancelled in accordance with the previously agreed Batch Price payment schedule of [***] at scheduled Commencement Date and [***] at scheduled Release date.

6.5.3      If Lonza is able to resell any cancelled capacity to any Third Party then the cancellation fee provided for under Clause 6.5.2 for that Batch shall be waivered.

6.5.4      In addition, any Raw Materials that are irrevocably committed and shall expire before use in any other production Campaign shall be invoiced by Lonza and paid for by Omeros in accordance with the previously agreed scheduled Release date and the handling fee shall be paid for by Omeros.  Such Raw Materials may be either shipped to Omeros, stored for future use for Omeros, or disposed of as requested by Omeros.  All such Raw Materials paid for by Omeros shall be owned by Omeros.

6.6         Supply Failure

6.6.1      Following Launch of the Product, If Lonza fails (where failure,  for example, includes but is not limited to, failure to comply with the Master Batch Record during Processing of a Batch, failure of  a Batch to meet Specifications,  failure to Deliver a Batch, or failure due to reasons within Lonza’s control to Release a Batch)  to produce [***] or more Batches within a [***] (“Supply Failure”), Lonza 's remediation plan for the Supply Failure shall be to Deliver replacement Batches within [***] (or any such timeframe as agreed between the Parties) of such Supply Failure. In the event that Lonza is unable to Deliver replacement Batches within the above timeframe, Omeros may terminate this Agreement by providing [***] advance written notice.

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7. Price and Terms of Payment

7.1         Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Omeros (other than taxes on Lonza’s income). All invoices are strictly net and payment must be made within thirty (30) days of receipt of invoice unless disputed. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

7.2         Any invoices that are disputed by Omeros must be notified to Lonza in writing and within thirty (30) days of issue of the invoice by Lonza.  The Parties shall meet (in person or by telephone) within ten (10) days to resolve such dispute.  Payment shall be made promptly after resolution of the dispute.

7.3         In case of any default of payment on the due date:

(a) interest shall accrue on any amount overdue of an undisputed invoice at the rate of [***] percent per month, interest to accrue on a day to day basis both before and after judgment and not exceeding more than [***] percent per annum; and

(b) Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat this Agreement as repudiated on not less than thirty (30) days’ prior notice in writing to Omeros given at any time thereafter unless such payment default is cured during or after such notice period and prior to repudiation.

7.4         Price Adjustments

7.4.1      Not more than once per calendar year, to be effective after March 31 of that year, Lonza may increase the Price for Batches in accordance with the US Department of Labor’s Bureau of Labor Statistics Pharmaceutical Preparations Index, [***] (or any successor index) increase for the previous calendar year.  Any new Price reflecting a  Batch Price adjustment shall be effective only for Purchase Orders submitted in [***] and subsequent years and any Price increase shall not exceed [***% per annum].  Purchase Orders placed in a calendar year by Omeros for Delivery of Batch(es) in that same calendar year, and accepted by Lonza, shall not be subject to any Price increase.

7.4.2      In addition to the above, the Price may be changed by Lonza, upon reasonable prior written notice to Omeros (providing reasonable detail in support thereof), to reflect (i) any change in Process conditions that materially impact Lonza cost of manufacture and (ii)  any material change in an environmental, safety or regulatory standard to the extent such change materially impacts manufacturing costs exclusive of capital expenditures.

7.4.3      In the event Omeros awards a second product to Lonza the parties shall enter into good faith discussions to review the annual Price adjustments of Clause 7.

7.5         Invoicing

7.5.1      Invoices will not be provided to Omeros until the related activity is initiated or completed.

7.5.2      Lonza shall issue invoices to Omeros for [***] percent of the Price for Batches upon the Commencement Date of each Batch and [***] percent upon Release of each Batch, unless otherwise stated in the SOW or under a Binding Order, provided, however, that if a Batch is rejected the final [***] payment shall not become due until an investigation is completed and then payment responsibility will depend on the outcome of the investigation.  Lonza shall (a) issue invoices for Services (other than the manufacture of Batches) in accordance with the schedule set forth in the applicable SOW. Omeros shall pay all undisputed invoices within 30 days of receipt or as otherwise set forth in the SOW.

7.5.3      Charges for Raw Materials and the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch.

7.5.4      The cost of Resins will be invoiced by Lonza to Omeros upon purchase of the Resins by Lonza.

7.5.5      Any External Laboratory testing costs associated with testing will be invoiced upon Delivery of Batch.

8. Intellectual Property

8.1         Neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Intellectual Property that the other Party owns or controls as of the Effective Date of this Agreement, or that the other Party obtains ownership or control of separate and apart from the performance of the Services under this Agreement.

8.2         Lonza shall own all right, title and interest in “New General Application Intellectual Property,” which as used in this Agreement means Intellectual Property that Lonza and/or its Affiliates, contractors or agents develops, conceives, invents, reduces to practice or makes in the course of performance of the Services and that [***].

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8.3         Except for and not including the New General Application Intellectual Property, Omeros shall own all right, title, and interest in (a) any and all Intellectual Property that Lonza and/or its Affiliates conceives, invents, reduces to practice, develops or makes, solely or jointly with Omeros or others, [***] and (b)[***] (collectively, the “New Omeros Intellectual Property”).  Omeros grants to Lonza a non-exclusive, non-transferable, royalty-free license to use the New Omeros Intellectual Property solely to the extent necessary for Lonza to perform its obligations under this Agreement.  No other license to the New Omeros Intellectual Property is hereby granted.  Lonza hereby assigns to Omeros and shall continue to assign to Omeros all of its right, title and interest in any New Omeros Intellectual Property. Lonza shall promptly disclose to Omeros in writing all New Omeros Intellectual Property. Lonza shall execute, and shall require Lonza’s personnel involved in the performance of the Services to execute, any documents required to confirm Omeros’ ownership of the New Omeros Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Omeros Intellectual Property. Upon Omeros’ request and at Omeros’ reasonable expense, and at no cost to Lonza, Lonza shall assist Omeros as may be necessary to apply for, maintain and enforce any patent or other right in the New Omeros Intellectual Property. For the avoidance of doubt, the parties agree that the term “New Omeros Intellectual Property” shall not under any circumstances be interpreted or defined to include any “New General Application Intellectual Property”.

8.4         [***]

9. Warranties and Indemnification

9.1         Lonza Warranty. Lonza warrants that:

(a) the Services shall be performed in accordance with Clauses 2.1, 2.2 and 2.5;

(b) unencumbered title (save for any Intellectual Property rights which may exist) to Product will be conveyed to Omeros upon Delivery;

(c) as of the date of this Agreement the Lonza Know How and Lonza Patent Rights are owned by Lonza or Lonza is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement Lonza shall not do or cause anything to be done that would adversely affect their ownership or entitlement to use the same for those purposes;

(d) Lonza has the necessary corporate authorisations to enter into this Agreement;

(e) as of the date of this Agreement to the best of Lonza’s knowledge and belief, the use by Lonza of the Process (excluding any modifications or steps made or developed by Omeros, Omeros Materials, Omeros Information and Omeros Patent Rights), and Lonza Patent Rights and Lonza Know How for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any Third Party;

(f) Lonza will notify Omeros in writing immediately if it receives or is notified of a claim from a Third Party that the use by Lonza of the Process and/or the Lonza Know How or the Lonza Patent Rights for Services infringes any Intellectual Property rights vested in such Third Party;

(g) subject to Clause 2.2 and at the time of Delivery by Lonza, Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications, and shall not be adulterated, misbranded or mislabelled within the meaning of Applicable Laws or misused, contaminated, tampered with or otherwise altered or mishandled while in the custody and control of Lonza, provided, that Lonza shall not be liable for defects attributable to Omeros Materials or a breach of representations and warranties made by Omeros under this Agreement;

(h) none of Lonza’s officers, directors, employees or, to Lonza’s knowledge, direct subcontractors, providing Services under this Agreement, or Affiliates has been debarred or, to Lonza’s knowledge, threatened with debarment under the United States Generic Drug Enforcement Act or convicted of a crime which could lead to debarment, and it has not utilized, and will not utilize, the services of any individual or entity in the performance of any SOW that has been debarred or threatened with debarment under the United States Generic Drug Enforcement Act, convicted of a crime that could lead to debarment by the FDA, and in the event that Lonza receives notice of the debarment or threatened debarment of any individual or entity utilized by Lonza in connection with the Services, Lonza shall notify Omeros in writing immediately, and Omeros shall have the right to terminate this Agreement upon written notice in accordance with Clause 12.2 of this Agreement, and make payments to Lonza of all accrued and unpaid obligations up to the date of termination without any further financial penalties;

(i) each Certificate of Analysis and Certificate of Compliance will be true and correct and accurately reflect the results of the tests conducted on the Batch of Product to which it relates, and the records Delivered to Omeros will accurately reflect in all

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

material respects the processes and procedures followed by Lonza in Processing Product as set forth in the SOW, Master Batch Record and Specifications; and

(j) Lonza has obtained (or will obtain prior to Processing Product or performance of other Services), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations which are required under Applicable Laws for the provision of the Services under this Agreement.

9.2         Omeros Warranty. Omeros warrants that:

(a) Omeros has and shall at all times throughout the term of this Agreement have the right to supply the Omeros Cell Line, the other Omeros Materials and the Omeros Information to Lonza and the necessary rights to license or permit Lonza to use the same for the purpose of the Services;

(b) Omeros has the necessary corporate authorisations to enter into this Agreement;

(c) any of the Omeros Cell Line, the other Omeros Materials, Omeros Information and Omeros Patent Rights not owned by Omeros are licensed to Omeros under a license which will permit their use by Lonza to perform the Services;

(d) to the best of Omeros' knowledge and belief, the use by Lonza of the Omeros Cell Line, other Omeros Materials, Omeros Information and Omeros Patent Rights for the Services (including without limitation the Processing of the Product) will not infringe any Intellectual Property rights of any Third Party (provided, however, that Lonza shall waive any breach of this warranty that arises if a court of competent jurisdiction determines that the use by Lonza of the Omeros Cell Line, other Omeros Materials, Omeros Information or Omeros Patent Rights for the Services infringes the Intellectual Property rights of a Third Party, provided that and for so long as Omeros actually indemnifies Lonza pursuant to Clause 9.5 below); and

(e) Omeros will promptly notify Lonza in writing if it receives or is notified of a claim from a Third Party that the Omeros Cell Line, other Omeros Materials, Omeros Information or the Omeros Patent Rights or that the use by Lonza thereof for the provision of the Services infringes any Intellectual Property rights of such Third Party.

9.3         Disclaimer. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4         Indemnification by Lonza. Subject to Clauses 9.6, 9.7 and 9.8 below, Lonza shall defend, indemnify and hold harmless each of Omeros (including Affiliates) and its directors, officers, and employees and the successors and assigns of any of the foregoing (each an “Omeros Indemnitee”) from and against (i) any Third Party claim, loss, damage, costs and expenses (including court costs and legal fees on a full indemnity basis) arising directly out of any breach of the warranties given by Lonza in Clause 9.1 above or (ii) any Third Party claims alleging that Lonza’s use of Lonza Know-How (excluding use of Lonza Know-How with Omeros Materials or Omeros Information if such use of the Lonza Know-How would not be infringing unless used specifically with Omeros Materials or Omeros Information) infringes any rights (including without limitation any intellectual property rights) vested in a Third Party (whether or not Lonza knows or ought to have known the same) provided that there shall be excluded from this indemnity all Omeros revenue, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by the Omeros Indemnitee.  Lonza shall further indemnify and maintain Omeros promptly indemnified against all Third Party claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever caused by the negligent act or omission of Lonza in the Processing and/or supply of Product.

9.5         Indemnification by Omeros. Subject to Clauses 9.6 and 9.7 below, Omeros shall defend, indemnify and hold harmless each of Lonza (including Affiliates) and its directors, officers, and employees and the successors and assigns of any of the foregoing (each a “Lonza Indemnitee”) from and against (i) any Third Party claim, loss, damage, costs and expenses of any nature (including court costs and legal fees on a full indemnity basis), arising directly out of any breach of the warranties given by Omeros in Clause 9.2 above or (ii) any Third Party claims alleging Lonza’s use of the Omeros Cell Line, the Omeros Materials or the Omeros Information infringes any rights (including, without limitation, any intellectual property rights) vested in any Third Party (whether or not Omeros knows or ought to have known about the same) provided that for purposes of clarity there shall be excluded from this indemnity all Lonza actual or potential revenues other than those which are an integral part of any Price or fees that Omeros is obliged to pay to Lonza under this Agreement, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by the Lonza Indemnitee. Omeros shall further indemnify and maintain Lonza promptly indemnified against all Third Party claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

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(a) any product liability in respect of Product, unless such liability is caused by the negligent act or omission of Lonza in the Processing and/or supply of Product; and

(b) any negligent or wilful act or omission of Omeros in relation to the use, Processing, storage or sale of the Product.

9.6         Indemnification Procedure. If a Lonza Indemnitee or Omeros Indemnitee (the “Indemnitee”) intends to claim indemnification under this Clause 9, it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged liability. The Indemnitor shall have the right to control the defence thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding and provided further that the Indemnitor may not admit to any unlawful act or infringement of a Third Party’s Intellectual Property by the Indemnitee or agree to any invalidity or unenforceability of an Indemnitee’s patent rights without the indemnitee’s written consent. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any liability covered by this Clause 9. The obligations of this Clause 9.6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Clause 9. It is understood that only Lonza or Omeros may claim indemnity under this Clause 9  (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

9.7         Disclaimer of Consequential Damages. Subject to the second sentence of this Clause 9.7, in no event shall either Party be liable to the other Party for incidental, indirect, special, punitive or consequential damages arising from or related to breach of this Agreement. The foregoing disclaimer of damages shall not apply in the case of (a) breach of Clause 10 (Confidentiality), (b) personal injury or death, or (c) grossly negligent or intentionally wrongful acts or omissions.

9.8         Limitation of Liability.  Except for Lonza’s indemnification obligations under Clause 9.4 and the exceptions set forth in the second sentence of Clause 9.7 and the second sentence of this Clause 9.8, in no event shall Lonza’s liability to Omeros for direct damages arising from or related to breach of this Agreement exceed [  ***] payable under this Agreement for Services, including under any Binding Orders not yet completed, by Omeros. The foregoing limitation of liability shall not apply in the case of (a) breach of Clause 10 (Confidentiality), (b) personal injury or death, or (c) grossly negligent or intentionally wrongful acts or omissions.

10. Confidentiality

10.1       Omeros acknowledges that Lonza Know-How and Lonza acknowledges that Omeros Information with which it is supplied by the other pursuant to the Agreement, and Omeros Information that Lonza generates for Omeros during the course of performing Services under this Agreement, is supplied or generated, subject to Clause 10.5, in circumstances imparting an obligation of confidence and each agrees to keep such Lonza Know-How or such Omeros Information secret and confidential and to respect the other's proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such Lonza Know-How or such Omeros Information to be disclosed to any Third Party save as expressly provided herein.

10.2       Omeros and Lonza shall each ensure that all their respective employees, consultants, contractors and persons for whom it is responsible having access to Lonza Know-How or Omeros Information shall be subject to the same obligations of confidence and non-use as the principals pursuant to Clauses 10.1 and 10.3 and shall be bound by secrecy and non-use agreements in support of such obligations, and Omeros and Lonza may share information with such employees, consultants, contractors and persons, in accordance with the foregoing obligations, on a need-to-know basis and solely for purposes of performance under this Agreement and to permit Omeros’ development and full use of the Product in conformance with the terms of this Agreement.

10.3       Lonza and Omeros each undertake not to disclose or permit to be disclosed to any Third Party (including, except as provided in Clause 10.2 above, any contractors or consultants not previously approved in writing by the Parties, such approval not to be unreasonably withheld or delayed), or otherwise make use of or permit to be made use of other than for purposes of performance under this Agreement (a) any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement or (b) the commercial terms of this Agreement except as required to be disclosed by applicable laws or regulations; provided, however, that, except for filings required under the United States Securities Exchange Act of 1934 and applicable rules promulgated

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thereunder, in each case to any extent that such information is required to be disclosed pursuant to subpoena, court order, judicial process or otherwise by law, provided the receiving Party provides prompt notice to the disclosing Party of such requirement in order to give the disclosing Party an opportunity to timely seek a protective order or other appropriate judicial relief. In the event the disclosing Party is unable to obtain a protective order or other appropriate judicial relief, the receiving Party shall disclose only that portion of the disclosing Party’s confidential information which is legally required to be disclosed, and ensure that all such confidential information of the disclosing Party shall be redacted to the fullest extent permitted by law prior to such disclosure and that the disclosing Party shall be given an opportunity to review the confidential information prior to its disclosure.

10.4       The obligations of confidence and non-use referred to in this Clause 10 shall not extend to any information which the Party seeking to disclose such information:

(a) is or becomes generally available to the public otherwise than by reason of a breach by the receiving Party of the provisions of this Clause 10;

(b) is known to the receiving Party and is at its free disposal prior to its receipt from the disclosing Party;

(c) is subsequently disclosed to the receiving Party without being made subject to an obligation of confidence by a third Party;

(d) Lonza or Omeros may be required to disclose under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of secrecy wherever possible in that relation; or

(e) is developed by any servant or agent of the receiving Party without access to or use or knowledge of the information by the disclosing Party.

10.5       The Parties acknowledge that:

(a) without prejudice to any other rights and remedies that the Parties may have, the Parties agree that the Lonza Know-How and Omeros Information is valuable and that damages may not be an adequate remedy for any breach of the provisions of this Clause 10. The Parties agree that the relevant Party will be entitled without proof of special damage to seek the remedies of an injunction and other equitable relief for any actual or threatened breach by the other Party;

(b) save as provided herein Lonza shall not at any time have any right, title, license or interest in or to Omeros Information, Omeros Patent Rights or any other intellectual property rights vested in Omeros or to which Omeros is entitled; and

(c) Omeros shall not at any time have any right, title, license or interest in or to Lonza Know-How, the Lonza Patent Rights or any other intellectual property rights relating to the Process which are vested in Lonza or to which Lonza is otherwise entitled.

10.6       Following ten (10) years after the expiration or termination of this Agreement, the Parties shall have no affirmative obligations under Clauses 10.1, 10.2 and 10.3 except with respect to trade secrets and/or know-how, for which all affirmative obligations of this Clause 10 will continue for so long as such information remains a trade secret and/or know-how under applicable law. Notwithstanding any provision to the contrary, this Clause 10.6 shall not be construed as the grant of any license or any other right to either Party to use at any time the Intellectual Property, know-how, or confidential Information of the other Party except as set forth expressly in this Agreement or in connection with the ordinary course of performance under this Agreement.

11.  Audits, Inspections and Records

11.1       Once annually during the term of this Agreement, and subject to Lonza’s obligations of confidentiality to Third Parties, Lonza will permit Omeros to conduct one quality assurance audit of those portions of the Facilities and Quality Systems where Services are being conducted upon reasonable advance notice and at reasonable times during regular business hours, provided, however, that Omeros may conduct additional “for cause” audits following issuance of Form FDA-483s, GMP inspection reports or similar reports delivered by Regulatory Authorities to Lonza pertaining to the Processing of Product, performance of other Services for Omeros, or the occurrence of other events which are likely to adversely affect the Processing of Product or other Services for Omeros as frequently as requested by Omeros, at reasonable times and for reasonable duration, until Lonza has corrected such deficiencies and as set out further in a separate Quality Agreement. Additionally, Lonza will permit Omeros to conduct a  mock pre-approval inspection audit, not to exceed three (3) days in duration or as otherwise reasonably required, in support of Regulatory Applications or cGMP Qualified Person audit to support Qualified Person batch certification.

11.2       Each Party shall notify the other Party promptly of any inspection or inquiry by any Regulatory Authority concerning the Lonza Facilities to the extent pertaining to processing of cell banks, drug substance or drug product, any SOW or Processing of Product and as set out further in a separate Quality Agreement.  Each Party shall cooperate with Regulatory Authorities in connection with any such inspection or inquiry and shall cooperate with the other Party in providing the information needed for any

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response.  Each Party acknowledges that it may not direct the manner in which the other Party fulfils its obligations to permit inspection by a Regulatory Authority.

11.3       Unless the Parties otherwise agree in writing, Lonza shall maintain materially complete and accurate batch, laboratory and other technical records related to Product for the minimum period required by Applicable Laws, in accordance with Lonza’s standard operating procedures and as set out further in the Master Batch Record and the Quality Agreement.

11.4       Lonza and Omeros shall allocate responsibility for complying with cGMP (if applicable) between themselves as set forth in the Quality Agreement. Each Party shall provide the other with all reasonable assistance and take all actions reasonably requested by the other to enable the requesting Party to comply with any Applicable Laws relating to the performance by a Party of its obligations hereunder.

11.6       Omeros shall be solely responsible for and will obtain all permits and licenses required by any Regulatory Authority with respect to the Product and any Services under this Agreement for which Omeros is responsible, including any product licenses, applications and amendments in connection therewith.  Lonza will be responsible to maintain all permits and licenses required by any Regulatory Authorities in the United States, the EU and national and local jurisdictions in which the Lonza Facility is located, with respect to the Lonza Facility generally.  During the Term, Lonza will assist Omeros with all regulatory matters relating to Services under this Agreement, at Omeros’ request and at Omeros’ expense.  Each Party intends and commits to cooperate to satisfy all Applicable Laws relating to Services under this Agreement.

12.  Term and Termination

12.1       Term. This Agreement shall commence on the Effective Date and shall expire five (5) years after Launch of Product in in either US or EU territory unless terminated earlier as provided herein, or by mutual written agreement of the Parties (the “Initial Term”).

12.1.1    Three (3) years prior to the end of the Initial Term, Omeros shall provide written notice to Lonza if it wishes not to extend the Agreement for a further four (4) years (an “Extension Term”) and absent such notice the Agreement shall automatically extend for the further four (4) years  The Initial Term and any Extension Term are together referred to herein as the “Term”.

12.2       If it becomes apparent to either Lonza or Omeros at any stage in the provision of the Services that it will not be possible to obtain First Approval of the Product from the Facility and written notice of such has been provided to the other Party, following such written notice a[***] day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, Lonza and Omeros shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, Omeros shall pay to Lonza all amounts owed under Purchase Orders for Batches ordered that have been cancelled by Omeros and applicable SOWs for Services performed in accordance with the SOW and this Agreement by Lonza prior to such termination (including a pro rata proportion of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by Lonza in giving effect to such termination, including the costs of terminating any commitments entered into and in accordance the Agreement, [***].

12.3       The obligation to make payment under Clause 12.2 shall be reduced (retrospectively, and hence Lonza shall make an appropriate refund to Omeros) to the extent that Lonza mitigates its loss in this regard (and Lonza shall use commercially reasonable efforts to mitigate its loss and shall promptly notify Omeros of any such mitigation). This provision shall not entitle Omeros to be refunded an amount greater than that paid by Omeros to Lonza pursuant to this Clause 12 and Lonza shall be entitled to deduct from the amount due to be refunded to Omeros its reasonable personnel and associated costs in attempting to mitigate its loss.

12.4       For the avoidance of doubt activities relating to cGMP fermentation shall be deemed to commence with the date of removal of the vial of cells from frozen storage for the performance of the fermentation.

12.5       The Parties may each terminate the Agreement for cause forthwith by notice in writing to the other Party upon the occurrence of any of the following events:

(a) if the other commits a material breach of the Agreement (which shall include a breach of the warranties set out in Clause 9 above) which in the case of a breach capable of remedy is not remedied within [***] days of the receipt by the other of notice identifying the breach and requiring its remedy  (reasonable efforts to cure said breach shall be made within [***]  days of receipt of notice); or

(b) if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; or

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(c) if the Product is withdrawn from US and EU markets following First Approval, any Batches ordered at the time of termination may be cancelled by Omeros and shall be subject to the termination provisions herein and any Raw Materials received or irrevocably committed shall be paid to the extent specified in the termination provisions herein.

12.6       Consequences of termination.

12.6.1    In the event of termination of this Agreement without cause by Omeros, all Services and Batches ordered pursuant to a Purchase Order shall be deemed to have been cancelled and Omeros shall pay Lonza for:

(a) all Services rendered up to the date of termination, including in respect of any Product in-process;

(b) all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased or to which Lonza is irrevocably committed for use in connection with the Services;

(c) all unused Raw Materials and Resins shall be paid for by Omeros within [***]  days of invoice and at Omeros’ option will either be: (a) held by Lonza for future use for the production of Product; (b) delivered to Omeros; or (c) disposed of by Lonza.

12.6.2    Termination by Lonza under Clause 12.5(a) or 12.5(b). Upon termination of this Agreement by Lonza under Clause 12.5(a) or 12.5(b), subject to Lonza’s obligations under Clause 12.7,  Omeros  shall pay to Lonza: (a) Termination Fees of any unpaid portions of [***]% of all Binding Orders in effect on the notification date of such termination for which Services have commenced and/or at least partial payment has been made by Omeros, less the amount of any such slots that Lonza is able to resell, (b) Termination Fees of [***]% of all Binding Orders placed but for which Services have not yet commenced and for which Omeros has not yet made any payment, less the amount of any such slots that Lonza is able to resell, and (c) for all Services provided but not paid as of the effective date of termination (including a pro-rata proportion of the Price for any stage of the Services which is in progress at the date of the termination).

12.6.3    Termination by Omeros under Clause 12.5(a) or 12.5(b).  Upon termination of this Agreement by Omeros under Clause 12.5(a) or 12.5(b) all Binding Orders shall be deemed cancelled without any Termination Fees and Omeros shall have no further obligation to Lonza under this Agreement, except that Customer shall pay to Lonza: (a) for all Services not under dispute provided but not paid as of the effective date of termination (including a pro-rata proportion of the Price for any stage of the Services which is in progress at the date of the termination); and (b) the costs of any non-cancellable commitments of subcontractors and External Laboratories; and (c) all expenses reasonably incurred by Lonza in giving effect to such termination, in each case after reasonable efforts to mitigate all such expenses, including the costs of terminating any non-cancellable commitments entered into under the Agreement that cannot be cancelled despite reasonable efforts to do so or cannot be re-purposed for other customers.

12.6.4.  Termination due to Market Withdrawal.  If Omeros withdraws the Product from the U.S.  and European Union markets or is directed to do so by any regulatory agency and as a result, Omeros or Lonza terminates the Agreement in accordance with Clause 12.5(c), then Omeros shall pay a termination fee in the amount of [***]% of the Batch Price for all  Batches under a Binding Order. Lonza shall use commercially reasonable efforts to try and secure a replacement reservation from a new project, whilst observing its contractual commitments of other customers, and if it is able to secure such replacement reservation Omeros shall be relieved proportionally of its obligation to pay a termination fee.

12.7       Upon the termination of the Agreement for whatever reason:

(a) Lonza shall promptly return to Omeros all Omeros Information and shall dispose of or return to Omeros the Omeros Materials (and where supplied by Omeros the Cell Line) and any materials therefrom, as directed by Omeros;

(b) Omeros shall promptly return to Lonza all Lonza Know-How it has received from Lonza, except for that included as part of license provided for in Clauses 2.8(a), and 2.8 (b), as applicable, or as part of the license to the New General Application Intellectual Property provided for in Clause 8.4;

(c) Omeros shall not thereafter use or exploit the Lonza Patent Rights or the Lonza Know-How in any way whatsoever, except for that included as part of license provided for in Clauses 2.8(a), and 2.8 (b), as applicable, or as part of the license to the New General Application Intellectual Property provided for in Clause 8.4;  and

(d) Lonza and Omeros shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 12.7.

12.8       Omeros will have the right upon its request, during the term of or within [***] following expiration or termination of this Agreement, to transfer the Cell Line and Process, to itself and any Third Party for the manufacture of that Product (but no other product) that:

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(a) is an IP-Respecting Entity;

(b) is listed on Schedule 3 hereto, as the same may be updated from time-to-time by written agreement of the Parties; or

(c) is consented to by Lonza in writing, such consent not to be unreasonably withheld or delayed, and Lonza shall not be considered to be unreasonably withholding its consent if (inter alia) Omeros wishes to transfer the Cell Line and the Process to any legal person or entity which is not an IP-Respecting Entity;

provided always, however, to the extent such technology transfer includes Lonza‘s Confidential Information, Lonza’s Intellectual Property and/or New General Application Intellectual Property such technology transfer shall be subject to a royalty and licensing fee for the purchase of media and feeds as provided for in Clauses 2.8(a) or 2.8(b), as applicable, and at all times shall also be subject to the outline technology transfer terms set forth in Schedule 2 hereto.

Lonza shall diligently provide reasonably necessary documents to complete such technology transfer and reasonable assistance to complete such technology transfer, provided that Omeros shall reimburse Lonza for any costs based on Lonza’s standard full-time employee rate for such support which is applicable at the date of such technology transfer and the outline technology transfer terms of Schedule 2.

For purposes of clarity, the outline technology transfer terms of Schedule 2 shall not apply if Omeros transfers the Cell Line to a Third Party without any transfer of the Process.

12.9       Termination of this Agreement for whatever reason shall not affect the accrued rights of either Lonza or Omeros arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

13. Force Majeure

13.1       If either Party is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure it shall give written notice thereof to the other Party specifying the matters constituting Force Majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, and it shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.  The Party that may invoke this clause shall use commercially reasonable efforts to reinstate its ongoing obligations to the other Party as soon as practicable.  If the cause(s) shall continue unabated for 180 days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s) and if not resolvable either Party shall have the right to terminate this Agreement.

13.2       The expression "Force Majeure" shall be deemed to include any cause affecting the performance by a Party of the Agreement arising from or attributable to acts, events, acts of God, omissions or accidents beyond the reasonable control of the Party.

14. Governing Law, Jurisdiction and Enforceability

14.1       The construction, validity and performance of the Agreement shall be governed by the laws of the State of New York, USA, and Lonza and Omeros submit to the non-exclusive jurisdiction of the US Federal Courts located in the State of New York, USA.

14.2       No failure or delay on the part of either Lonza or Omeros to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

14.3       Any disputes relating to issues arising from this Agreement shall, in the absence of resolution within thirty (30) days of the dispute arising, be referred to the Chief Executive Officers of Omeros and Lonza, who shall discuss the matter and attempt to resolve it by mutual consent. If the Chief Executive Officers of Omeros and Lonza cannot resolve the dispute within thirty (30) days of the matter being referred to them, either Party may, by written notice to the other Party, invoke the mediation procedure set out in Clause 14.4 below.

14.4       If a dispute arises between the Parties that the Parties cannot resolve pursuant to Clause 14.3 above, the Parties agree to attempt in good faith to resolve such dispute by mediation administered by the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017, in New York, New York, USA. The Parties agree that they shall share equally the cost of any mediation fees, and the cost of the mediator. Each Party must bear its own attorneys’ fees and associated costs and expenses. The place of any mediation shall be New York, New York, USA. If efforts at mediation are unsuccessful within sixty (60) days of either Party referring the dispute to mediation, then either Party may require that the dispute shall be resolved by binding

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arbitration in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in New York, New York, USA.

14.5       Nothing in this Clause 14 shall prevent a Party from exercising any right under this Agreement, including the right of termination under Clause 12 above.

15. Notices

15.1       Any notice or other communication to be given under this Agreement shall be delivered personally or by international express courier with delivery confirmation addressed as follows:

(a) If to Lonza to:

LONZA BIOLOGICS TUAS PTE LTD

35 Tuas South Ave 6,

SG Singapore, 637377

With a copy to:

Lonza Biologics plc

228 Bath Road

Slough

Berkshire SL1 4DX

England

For the attention of: The Head of Legal Services

(b) If to Omeros to:

Omeros Corporation

201 Elliott Avenue West

Seattle, WA 98119, USA

For the attention of: General Counsel

With a concurrent copy by e-mail (which shall not constitute notice) to generalcounsel@omeros.com,

or to such other destination as either Party hereto may hereafter notify to the other in accordance with the provisions of this Clause 15.

15.2       All such notices or other communications shall be deemed to have been served as follows:

(a) if delivered personally, at the time of such delivery;

(b) if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

16. Illegality

16.1       If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever:

(a) such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the Parties and shall be deemed not to be included in this Agreement;

(b) the other provisions of this Agreement shall be binding on the Parties as if such provision was not included therein; and

(c) the Parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the Parties without rending such provision invalid or unenforceable.

17. Miscellaneous

17.1       Lonza shall be entitled to instruct one of more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement within the same Lonza Facility in which Product is Manufactured, subject to Omeros’ approval, which shall not be unreasonably withheld or delayed, of the use of such Affiliate at any other Facility or transfer of any aspect of Manufacturing to any other of Lonza’s or its Affiliates’ Facility, with no increase in costs, but Lonza shall remain fully responsible in respect of those

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obligations. Subject thereto, neither Party shall be entitled to assign, transfer, charge or in any way assign, sub-contract, transfer or delegate the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that:

(a) Lonza shall be entitled without the prior written consent of the Omeros to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement (i) to an Affiliate or (ii) to any joint venture company of which Lonza, is the beneficial owner of at least fifty percent (50%) of the issued share capital thereof or (iii) to any company with which Lonza may merge or (iv) to any company to which Lonza may transfer its assets and undertaking; provided however in each case such assignee must be an IP Respecting Entity; and

(b) Omeros shall be entitled to assign this Agreement, including all rights and obligations arising thereunder, to any Third Party that:-

(i) is an IP-Respecting Entity and is not a Competing Contract Manufacturer,

(ii) is listed on Schedule 3 hereto, as the same may be updated from time-to-time by written agreement of the Parties,

(iii) is consented to by Lonza, such consent not to be unreasonably withheld or delayed, provided that Lonza shall not be considered to be unreasonably withholding its consent if (inter alia) Omeros wishes to assign this Agreement to any legal person or entity which is (i) a Competing Contract Manufacturer, or (ii) not an IP-Respecting Entity; or

(iv) is in connection with the sale or transfer (by whatever method) of all or substantially all of the business related to the subject matter of this agreement; provided, further, that such Affiliate or Third Party, as applicable, acknowledges and assumes in writing all of the assigning Party’s obligations under the Agreement.  For purposes of this Clause 17.1, the terms “assign” and “assignment” shall include, without limitation (i) the sale, exchange, transfer or issuance of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other disposition of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination.  Any purported assignment in violation of the foregoing shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective Parties and their successors and permitted assigns.

17.2       The obligations of the Parties under Clauses 2.8 (Omeros Cell Line and Lonza Process and Omeros Cell Line and Omeros Process),  8  (Intellectual Property), 9  (Warranties and Indemnification), 10 (Confidentiality), 12.6 (consequences of termination), 12.7 (Technology Transfer), 14 (Governing Law, Jurisdiction and Enforceability) and 17 (Miscellaneous) shall survive the termination of this Agreement for any reason.

17.3       The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of Lonza and Omeros.

17.4       The Agreement embodies the entire understanding of Lonza and Omeros and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between Lonza and Omeros relating to the Services, except that with respect to the process validation Batches ordered by Omeros under the Development Agreement and the commercial Batches ordered by Omeros under the Development Agreement,  all terms of this Agreement shall apply to such Batches except for the price of such Batches, which shall be as set forth in the Development Agreement rather than in this Agreement.

17.5       The Parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

17.6       The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or contractors or for any employee benefits of any such employee or contractor.

17.7       No variation of or addition to this Agreement or any part thereof shall be effective unless in writing and signed on behalf of both Parties. Notwithstanding the above the Parties hereby confirm that amendments to the Specification shall be effective if reduced to writing and signed by the quality and/or regulatory representative of both Parties, which quality and/or regulatory representative shall be nominated from time to time by each Party.

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[Remainder of Page Intentionally Blank]

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AS WITNESS the hands of the duly authorised representatives of the Parties hereto the day and year first above written.

OMEROS CORPORATION	LONZA BIOLOGICS TUAS PTE LTD

Signature: /s/ Gregory A. Demopulos	Signature: /s/ [***]
Printed Name: Gregory A. Demopulos, M.D.	Printed Name: [***]
Title: Chairman & CEO	Title: General Manager, [***]

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SCHEDULE 1

PRICING

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[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SCHEDULE 2

OUTLINE TERMS FOR TECHNOLOGY TRANSFER FROM LONZA TO CUSTOMERS

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[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SCHEDULE 3

APPROVED THIRD PARTIES

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[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED